EXHIBIT 99
Applied Industrial Technologies Reports 21% Earnings
Increase on 4% Sales Gain in Fiscal 2007 Second Quarter
CLEVELAND, Ohio, January 18, 2007 – Applied Industrial Technologies (NYSE: AIT) today reported record sales and earnings for the fiscal 2007 second quarter ended December 31, 2006.
Net sales for the second quarter increased 4% to $472,365,000 from $456,180,000 in the comparable period a year ago. Net income for the quarter increased 21% to $18,568,000, or $0.42 per share, compared to $15,294,000, or $0.33 per share last year. This 27% increase in earnings per share represents the seventeenth consecutive quarter of year-over-year increases of at least 20 percent.
(Note: all per-share amounts have been adjusted to reflect a 3-for-2 stock split paid June 15, 2006.)
For the six months ended December 31, 2006, sales increased 7% to $964,955,000 from $899,385,000 in the same period last year. Net income increased 23% to $39,685,000, or $0.89 per share versus $32,144,000, or $0.69 per share, last year.
Commenting on the company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “We are pleased with our overall performance this quarter, particularly the improvement in our operating margins. Although our sales growth was softer than we expected, we believe the economic outlook suggests continued growth through our fiscal year. We are actively managing our business and are working to keep costs in line with the slower pace of the economy.
“Based on the current state of the industrial economy, and with six months of results under our belt, we now expect our year-end sales to be in the range of $2.01 to $2.04 billion and we are narrowing our guidance range for earnings to between $1.80 and $1.85 per share.”
Applied will host its second quarter conference call for investors and analysts at 11 a.m. ET today (Thursday, January 18th). To join in the call, dial 1-800-818-5264. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Bill L. Purser and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 9458809).
Applied anticipates its quarterly dividend announcement to be made on or about January 24, 2007, which coincides with its regularly scheduled Board of Directors meeting.

With more than 440 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2006, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “believe,” “expect,” “guidance,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net Sales	$472,365	$456,180	$964,955	$899,385
Cost of sales	342,214	334,783	699,670	655,684

	130,151	121,397	265,285	243,701

Selling, distribution and administrative expenses	101,222	96,183	202,979	190,685

Operating Income	28,929	25,214	62,306	53,016

Interest expense, net	610	964	1,257	1,736

Other (income) expense, net	(720)	(314)	(789)	(164)

Income Before Income Taxes	29,039	24,564	61,838	51,444

Income Tax Expense	10,471	9,270	22,153	19,300

Net Income	$18,568	$15,294	$39,685	$32,144

Net Income Per Share — Basic	$0.43	$0.34	$0.91	$0.72

Net Income Per Share — Diluted	$0.42	$0.33	$0.89	$0.69

Average Shares Outstanding — Basic	43,684	44,493	43,811	44,729

Average Shares Outstanding — Diluted	44,630	46,017	44,733	46,317

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.
(2) All share and per share data have been restated to reflect a 3 for 2 stock split effective June 15, 2006.
(3) The Company’s $50 million in senior unsecured term notes mature in December 2007 and have been classified as a current liability as of December 31, 2006.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	June 30,
	2006	2006

Assets
Cash and cash equivalents	$84,410	$106,428
Accounts receivable, net of allowances of $6,146 and $6,000	220,460	231,524
Inventories	215,208	190,537
Other current assets	31,402	29,955

Total current assets	551,480	558,444
Property — net	69,121	70,794
Goodwill	56,966	57,222
Other assets	46,805	44,211

Total Assets	$724,372	$730,671

Liabilities
Accounts payable	$91,377	$109,440
Current portion of long-term debt	50,791
Other accrued liabilities	67,244	78,991

Total current liabilities	209,412	188,431
Long-term debt	25,000	76,186
Other liabilities	53,033	51,232

Total Liabilities	287,445	315,849

Shareholders’ Equity	436,927	414,822

Total Liabilities and Shareholders’ Equity	$724,372	$730,671

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In Thousands)

	Six Months Ended December 31,
	2006	2005

Cash Flows from Operating Activities
Net income	$39,685	$32,144
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	6,607	6,624
Share-based compensation and amortization of intangibles and other assets	2,606	1,505
Gain on sale of property	(246)	(60)
Treasury shares contributed to employee benefit and deferred compensation plans	1,530	4,435
Changes in operating assets and liabilities, net of effects from acquisition of business	(46,425)	(65,213)
Other	132	1,448

Net Cash provided by (used in) Operating Activities	3,889	(19,117)

Cash Flows from Investing Activities
Property purchases	(5,357)	(4,189)
Proceeds from property sales	394	145
Net cash paid for acquisition of businesses, net of cash acquired		(16,298)
Deposits and other	(1,526)	(195)

Net Cash used in Investing Activities	(6,489)	(20,537)

Cash Flows from Financing Activities
Purchase of treasury shares	(12,409)	(28,096)
Dividends paid	(10,555)	(8,084)
Excess tax benefits from share-based compensation	2,130	1,807
Exercise of stock options	1,950	1,165

Net Cash used in Financing Activities	(18,884)	(33,208)

Effect of Exchange Rate Changes on Cash	(534)	836
Decrease in cash and cash equivalents	(22,018)	(72,026)
Cash and cash equivalents at beginning of period	106,428	127,136

Cash and Cash Equivalents at End of Period	$84,410	$55,110